Exhibit 23.3

Consent of Independent Mining Engineers and Geologists

Golder Associates Inc., as independent mining engineers and geologists, hereby consents to (a) the use of our audit letter relating to the proven and probable coal reserves of CONSOL Energy Inc. Pittsburgh Seam longwall mines as of December 31, 2013; (b) the references to us as experts in CONSOL Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014; and (c) the incorporation by reference of our name and our audit letter into CONSOL Energy Inc.’s Registration Statement on Form S-4 that incorporates by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Golder Associates Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee.

GOLDER ASSOCIATES INC.

/s/ Robert R. Yarkosky

Robert R. Yarkosky, PE Principal and Mining Practice Leader
November 18, 2015